As filed with the Securities and Exchange Commission on July 17, 2018
Registration 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

Registration Statement Under the Securities Act of 1933

Remark Holdings, Inc.

Delaware	33-1135689
State of Incorporation	IRS Employer Identification Number

3960 Howard Hughes Parkway, Suite 900 Las Vegas, NV	89169
Address of Principal Executive Offices	Zip Code

2017 Incentive Plan
Full Title of the Plan

Kai-Shing Tao Chairman and Chief Executive Officer Remark Holdings, Inc. 3960 Howard Hughes Parkway, Suite 900 Las Vegas, NV 89169 (702) 701-9514
Name, Address and Telephone Number of Agent for Service
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered [1]	Proposed Maximum Offering Price per Share [2]	Proposed Maximum Aggregate Offering Price [2]	Amount of Registration Fee
Common stock, par value $0.001 per share	10,000,000	$3.84	$38,400,000	$4,781

[1]
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such indeterminate number of additional shares of common stock of the Registrant that may be offered pursuant to the anti-dilution provisions set forth in the 2017 Incentive Plan.

[2]
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock of the Registrant as reported on the Nasdaq Capital Market on July 10, 2018.

EXPLANATORY NOTE

Remark Holdings, Inc. (“we”, “us”, “our”, “Remark” or the “Company”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 10,000,000 shares of our common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to our 2017 Incentive Plan (the “2017 Incentive Plan”). We previously registered (i) 800,000 shares (adjusted for a 10-for-1 reverse stock split effective February 16, 2010) of Common Stock under our 2006 Equity Incentive Plan in a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (“SEC”) on November 5, 2007 (Registration No. 333-147149), (ii) 275,000 shares of Common Stock under our 2010 Equity Incentive Plan (the “2010 Incentive Plan”) in a Registration Statement on Form S-8 filed with the SEC on August 12, 2010 (Registration No. 333-168800), (iii) 250,000 shares of Common Stock under our 2010 Incentive Plan and 1,500,000 shares of Common Stock under our 2014 Incentive Plan, as amended (the “2014 Incentive Plan”), in a Registration Statement on Form S-8 filed with the SEC on November 19, 2014 (Registration No. 333-200375), (iv) 4,500,000 shares of Common Stock under our 2014 Incentive Plan in a Registration Statement on Form S-8 filed with the SEC on February 11, 2015 (Registration No. 333-202027) and (v) 4,000,000 shares of Common Stock under our 2014 Incentive Plan in a Registration Statement on Form S-8 filed with the SEC on May 23, 2017 (Registration No. 333-218187). Our stockholders approved our 2017 Incentive Plan on January 19, 2018. Pursuant to General Instruction E to Form S-8, the contents of the prior registration statements relating to our 2006 Equity Incentive Plan, our 2010 Incentive Plan and our 2014 Incentive Plan, and all periodic reports that we filed after such registration statements to maintain current information about us, are hereby incorporated by reference.

This registration statement includes a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. The reoffer prospectus may be used by selling stockholders for reoffers and resales of our Common Stock acquired pursuant to our employee benefit plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PROSPECTUS

5,408,683 SHARES OF COMMON STOCK

REMARK HOLDINGS, INC.

This prospectus relates to the reoffer and resale from time to time of up to 5,408,683 shares of common stock, par value $0.001 per share (“Common Stock”), of Remark Holdings, Inc. (“Remark,” the “Company,” “we,” “our” or “us”) by certain selling stockholders named herein.

The selling stockholders may offer and sell the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. The selling stockholders may sell any, all or none of such shares and we do not know when or in what amount the selling stockholders may sell such shares. The inclusion of such shares in this prospectus does not necessarily represent a present intention by the selling stockholders to sell any or all such shares. We will not receive any of the proceeds from the offering or sale of such shares by the selling stockholders.

Our Common Stock is listed on the Nasdaq Capital Market under the ticker symbol MARK. On July 16, 2018, the closing price for our Common Stock as reported by the Nasdaq Capital Market was $4.25.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page I-2 for a discussion of information that should be considered in connection with an investment in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 17, 2018.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that you should consider before determining whether to invest in our securities. You should read this entire prospectus carefully, including the information included in the “Risk Factors” section, as well as our consolidated financial statements, notes to the consolidated financial statements and the other information incorporated by reference into this prospectus, before making an investment decision.

Overview

Remark Holdings, Inc. and subsidiaries (“Remark”, “we”, “us”, or “our”), which include its consolidated variable-interest entities (VIEs), are primarily technology-focused. Our KanKan social media data intelligence platform serves as the basis for our development and deployment of artificial-intelligence-based solutions for businesses in many industries and geographies. We also own and operate digital media properties across multiple verticals, such as travel and entertainment and young adult lifestyle, that deliver relevant, dynamic content that attracts and engages users on a global scale.
We were originally incorporated in Delaware in March 2006 as HSW International, Inc., we changed our name to Remark Media, Inc. in December 2011, and as our business continued to evolve, we changed our name to Remark Holdings, Inc. in April 2017.
Our common stock, par value $0.001 per share, is listed on the NASDAQ Capital Market under the ticker symbol MARK. Our website is www.remarkholdings.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus contains “forward-looking statements” about our plans, strategies, objectives, goals or expectations. You will find forward-looking statements principally in the sections entitled “Prospectus Summary” and “Risk Factors”. These forward-looking statements are identifiable by words or phrases indicating that we or our management “expects,” “anticipates,” “plans,” “believes,” or “estimates,” or that a particular occurrence or event “will,” “may,” “could,” “should,” or “will likely” result, occur or be pursued or “continue” in the future, that the “outlook” or “trend” is toward a particular result or occurrence, that a development is an “opportunity,” “priority,” “strategy,” “focus,” that we are “positioned” for a particular result, or similarly stated expectations. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this prospectus, other report, release, presentation, or statement.

In addition to other risks and uncertainties described in connection with the forward-looking statements contained in this prospectus and other periodic reports filed with the SEC, there are many important factors that could cause actual results to differ materially. Such risks and uncertainties include general business conditions, changes in overall economic conditions, our ability to integrate acquired assets, the impact of competition and other factors which are often beyond our control.

This should not be construed as a complete list of all of the economic, competitive, governmental, technological and other factors that could adversely affect our expected consolidated financial position, results of operations or liquidity. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business, operations, liquidity, financial condition and prospects. We undertake no obligation to update or revise our forward-looking statements to reflect developments that occur or information that we obtain after the date of this prospectus.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the following risk factors, as well as those set forth in our most recent Annual Report on Form 10-K filed with the SEC, which are incorporated by reference into this prospectus, as well as the other information set forth in this prospectus and the documents incorporated by reference herein, before deciding whether to invest in our Common Stock. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of these risks actually occur, our business, financial condition or operating results may suffer, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Company

We have a history of operating losses and we may not generate sufficient revenue to support our operations.

During the three months ended March 31, 2018, and in each fiscal year since our inception, we have incurred net losses and generated negative cash flow from operations, resulting in an accumulated deficit of $314 million.

We cannot provide assurance that revenue generated from our businesses will be sufficient to sustain our operations in the long term. We have implemented measures to reduce operating costs, and we continuously evaluate other opportunities to reduce costs. Additionally, we are actively assessing the sale of certain non-core assets, considering sales of minority interests in certain of our operating businesses, and evaluating potential acquisitions that would provide additional revenue. However, we may need to obtain additional capital through equity financing, debt financing, or by divesting of certain assets or businesses. Should we fail to successfully implement our plans described herein, such failure would have a material adverse effect on our business, including the possible cessation of operations.

Conditions in the debt and equity markets, as well as the volatility of investor sentiment regarding macroeconomic and microeconomic conditions, will play primary roles in determining whether we can successfully obtain additional capital. We cannot be certain that we will be successful at raising capital, whether in an equity financing, debt financing, or by divesting of certain assets or businesses, on commercially reasonable terms, if at all. In addition, if we obtain capital by issuing equity, such transaction(s) may dilute existing stockholders.

Additionally, in connection with our acquisition of Vegas.com, LLC, we entered into the Financing Agreement, dated as of September 24, 2015 (as amended, the “Financing Agreement”) with certain of our subsidiaries as borrowers (together with Remark, the “Borrowers”), certain of our subsidiaries as guarantors (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and MGG Investment Group LP, in its capacity as collateral agent and administrative agent for the Lenders (“MGG”), pursuant to which the Lenders have extended to us a total aggregate principal amount of $35.5 million (the “Loan”). The Financing Agreement contains limitations on our ability and the ability of our subsidiaries to, among other things, incur additional debt and transfer, sell or otherwise dispose of assets, without the consent of the Lenders. We have agreed to pay $8.0 million principal amount of the Loan, exit fees in the amount of $3.5 million and up to $1.0 million in extension payments to the Lenders under the terms of the Financing Agreement on or before September 28, 2018.

On April 12, 2017, we issued a short-term note payable in the principal amount of $3.0 million to a private lender in exchange for cash in the same amount. The agreement, which does not have a stated interest rate, required us to repay the note plus a fee of $115,000 on the maturity date of June 30, 2017. The note is accruing interest at $500 per day on the unpaid principal until we repay the note in full.

On July 2, 2018, we entered into a common stock purchase agreement (the “Aspire Purchase Agreement”) with Aspire Capital Fund, LLC (“Aspire Capital”), which provides that upon the terms and subject to the conditions and limitations set forth therein, we may sell to Aspire Capital up to an aggregate of $30 million of shares of our Common Stock over the 30-month term of the Aspire Purchase Agreement. As of July 16, 2018, Aspire has purchased $5 million of shares of our Common Stock under the Aspire Purchase Agreement. Even if we are able to access the full $30 million under the Aspire Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans.

Our substantial indebtedness and other payment obligations could adversely affect our financial health.

We have outstanding principal indebtedness of $35.5 million under the Loan. The Loan amount outstanding accrues interest at three-month LIBOR plus 8.5% per annum, payable monthly, and the Loan has a maturity date of September 30, 2020. The Loan is secured by a first-priority lien on, and security interest in, all assets of Remark and our subsidiaries, subject to certain exceptions. We have agreed to pay $8.0 million principal amount of the Loan, exit fees in the amount of $3.5 million and up to $1.0 million in extension payments to the Lenders under the terms of the Financing Agreement on or before September 28, 2018.

We also have outstanding principal indebtedness of $3.0 million under a short-term note.

Our substantial indebtedness and other payment obligations could have important consequences to our stockholders. For example, it could:

•	require us to obtain additional capital through equity financing, debt financing, or by divesting of certain assets or businesses;

•
require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for working capital and general corporate purposes;

•	increase our vulnerability to and limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds; and

•	make us more vulnerable to a general economic downturn than a company that is less leveraged.

Risks Relating to Our Common Stock

Our stock price has fluctuated considerably and is likely to remain volatile, and various factors could negatively affect the market price or market for our Common Stock.

The trading price of our Common Stock has been and may continue to be volatile. From January 1, 2016, through July 16, 2018, the high and low sales prices for our Common Stock were $15.10 and $1.93, respectively. The trading price of our Common Stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	general market and economic conditions;

•	the low trading volume and limited public market for our Common Stock;

•	minimal third-party research regarding our company; and

•	the current and anticipated future operating performance and equity valuation of Sharecare, in which we have a significant equity investment.

In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

The concentration of our stock ownership may limit individual stockholder ability to influence corporate matters.

As of July 16, 2018, our Chairman and Chief Executive Officer, Kai-Shing Tao, may be deemed to beneficially own 10,200,634 shares, or 26% of our Common Stock, DRG Legacy, LP may be deemed to beneficially own 2,520,704 shares, or 7.2% of our Common Stock (based upon the most recent information available to us), and Ernest T. Lee may be deemed to beneficially own 2,193,336 shares, or 6.3% of our Common Stock. The interests of these stockholders may not always coincide with the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders, and might affect the prevailing market price for our securities.

If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate actions. Such concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our Common Stock.

Sales of our Common Stock to Aspire Capital may cause substantial dilution to our existing stockholders and the sale of the shares of Common Stock acquired by Aspire Capital could cause the price of our Common Stock to decline.

Pursuant to our public equity line with Aspire Capital, we issued 213,574 shares of our Common Stock and, upon the terms and subject to the conditions and limitations set forth therein, we may sell as much as an aggregate of $30 million of our Common Stock to Aspire Capital from time to time over the 30-month term of the Aspire Purchase Agreement. The number of shares ultimately sold to Aspire Capital is dependent upon the number of shares we elect to sell to Aspire Capital under the Aspire Purchase Agreement. Depending on a variety of factors, including market liquidity of our Common Stock, the sale of shares under the Aspire Purchase Agreement may cause the trading price of our Common Stock to decline.

After Aspire Capital has acquired shares under the Aspire Purchase Agreement, it may sell all, some or none of those shares. Sales to Aspire Capital pursuant to the Aspire Purchase Agreement may result in dilution to the interests of other holders of our Common Stock. The sale of a substantial number of shares of our Common Stock to Aspire Capital, or anticipation of such sales, could cause the trading price of our Common Stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. However, we have the right under the Aspire Purchase Agreement to control the timing and amount of sales of our shares to Aspire Capital, and the Aspire Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us. As of July 16, 2018, we have sold 1,642,145 shares of Common Stock to Aspire Capital in exchange for $5 million pursuant to the Aspire Purchase Agreement.

A significant number of additional shares of our Common Stock may be issued under the terms of existing securities, which issuances would substantially dilute existing stockholders and may depress the market price of our Common Stock.

As of July 16, 2018, we had outstanding options to purchase approximately 10.5 million shares of Common Stock and warrants to purchase 4,056,753 shares of Common Stock. The number of outstanding warrants include certain of the warrants we issued in connection with our acquisition of assets of China Branding Group Limited and the financing related thereto (referred to herein as the CBG Acquisition Warrants and the CBG Financing Warrants, respectively) providing for the right to purchase 40,000 and 3,016,753 shares of Common Stock, respectively, at per-share exercise prices of $10.00 and $4.87, respectively, and it also includes additional unissued CBG Acquisition Warrants allowing for the purchase of 5,710,000 shares of Common Stock at a per-share exercise price of $10.00. The CBG Acquisition Warrants and the CBG Financing Warrants are exercisable on a cashless basis only. As a result of the cashless exercise requirement, neither the CBG Acquisition Warrants nor the CBG Financing Warrants can be exercised for the entire amount of shares purchasable under the warrants, and they effectively cannot be exercised to purchase shares of Common Stock unless the applicable market value of the Common Stock exceeds the applicable exercise price under the terms thereof.

Though the CBG Acquisition Warrants cannot be exercised unless the applicable market value of the Common Stock exceeds the applicable exercise price under the terms thereof, they also provide that if the closing price of our Common Stock does not exceed the sum of $10.00 per share plus the fair value of the CBG Acquisition Warrants at the time of issuance (the “Assumed Warrant Value”) for any 15 individual trading days in any consecutive 30-trading-day period between the closing date and September 20, 2020, we will issue on September 20, 2020, in exchange for the CBG Acquisition Warrants, such number of shares of Common Stock equal to (x) the number of shares issuable upon exercise of the CBG Acquisition Warrants, multiplied by (y) 50% of the Assumed Warrant Value, divided by (z) the volume weighted average price of our Common Stock during the 30 trading days ending on September 20, 2020.

The issuance of Common Stock pursuant to the warrants described above would substantially dilute the proportionate ownership and voting power of existing stockholders, and their issuance, or the possibility of their issuance, may depress the market price of our Common Stock.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of Remark more difficult, which acquisition may be beneficial to stockholders.

Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as well as provisions of the General Corporation Law of the State of Delaware (“DGCL”), which may discourage, delay or prevent a merger with, acquisition of or other change in control of Remark, even if such a change in control would be beneficial to our stockholders, include the following:

•	only our Board of Directors may call special meetings of our stockholders;

•	our stockholders may take action only at a meeting of our stockholders and not by written consent;

•	we have authorized, undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval.

Additionally, Section 203 of the DGCL prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. We have not opted out of the restriction under Section 203, as permitted under the DGCL.

USE OF PROCEEDS

The shares of Common Stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. See “Selling Stockholders”. All net proceeds from the sale of the Common Stock will go to the stockholders who offer and sell their shares. We will not receive any part of the proceeds from such sales of Common Stock. We will, however, receive the exercise price of options to purchase Common Stock at the time of their exercise. Such proceeds will be contributed to working capital and will be used for general corporate purposes.

SELLING STOCKHOLDERS

This prospectus relates to the reoffer and resale from time to time of up to 5,408,683 shares of Common Stock issued to the selling stockholders, or underlying equity awards issued to the selling stockholders, under our employee benefit plans. The selling stockholders may sell any, all or none of such shares and we do not know when or in what amount the selling stockholders may sell such shares. The inclusion of such shares in the table below does not necessarily represent a present intention by the selling stockholders to sell any or all such shares. However, for the purposes of the table below, we have assumed that, after the completion of this offering, all common stock covered by this prospectus has been sold.
The following table sets forth (i) the number of shares of Common Stock beneficially owned by each selling stockholder as of July 16, 2018, (ii) the number of shares to be offered for resale by each selling stockholder (i.e., the total number of shares underlying options and restricted stock awards held by each selling stockholder regardless of whether such options are presently exercisable or exercisable within 60 days after July 16, 2018), and (iii) the number and percentage of shares of Common Stock that each selling stockholder will beneficially own after completion of the offering, assuming that all shares of Common Stock that may be offered for resale are sold and no other shares of Common Stock beneficially owned by the selling stockholders also are sold.

Unless otherwise indicated, the address for each of the selling stockholders named below is c/o Remark Holdings, Inc., 3960 Howard Hughes Parkway, Suite 900, Las Vegas, Nevada 89169.

				Shares Beneficially Owned After the Offering
Name	Number of Shares Beneficially Owned		Number of Shares to be Offered for Resale	Number	Percentage [1]
Kai-Shing Tao	10,200,634	[2]	4,657,499	5,543,135	15.8%
Theodore P. Botts	294,184	[3]	294,184	—	*
William W. Grounds	262,000	[4]	257,000	5,000	*
Brett Ratner	125,000	[5]	125,000	—	*
Daniel J. Stein	75,000	[6]	75,000	—	*

Note:
Mr. Tao has served as our Chief Executive Officer since December 2012, previously serving as Co-Chief Executive Officer since October 2012, and as a member of our board of directors since 2007 and Chairman of the Board since October 2012. Messrs. Botts and Grounds have served as members of our board of directors since 2007 and 2013, respectively, while each of Messrs. Ratner and Stein have served as members of our board of directors since 2017.

1.
The applicable percentage of ownership for each beneficial owner is based on 34,787,344 shares of Common Stock outstanding as of July 16, 2018. A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after July 16, 2018, upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days after July 16, 2018) have been exercised. An asterisk in this column represents that the listed person beneficially owns less than one percent after the offering.

2.
Consists of (i) 234,749 shares of Common Stock and options to purchase 4,422,750 shares of Common Stock held by Mr. Tao, (ii) 5,246,314 shares of Common Stock held by Digipac, LLC (“Digipac”), (iii) 275,000 shares of Common Stock held by Pacific Star Capital Management, L.P. (“Pacific Star Capital”) and (iv) 21,821 shares of Common Stock held by Pacific Star HSW LLC (“Pacific Star HSW”). Mr. Tao, as the manager and a member of Digipac, the Chief Investment Officer and sole owner of Pacific Star Capital, and the control person of Pacific Star HSW, may be deemed to beneficially own the shares of Common Stock beneficially owned by Digipac, Pacific Star Capital and Pacific Star HSW. Mr. Tao disclaims beneficial ownership of the shares of Common Stock beneficially owned by Digipac and Pacific Star HSW, except to the extent of his pecuniary interest therein.

3.	Includes 252,857 shares of Common Stock issuable upon exercise of options.

4.	Includes 250,000 shares of Common Stock issuable upon exercise of options.

5.	Consists of 125,000 shares of Common Stock issuable upon exercise of options.

6.	Consists of 75,000 shares of Common Stock issuable upon exercise of options.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock covered by this prospectus for the selling stockholders listed in the table set forth under the caption “Selling Stockholders”. We will bear all expenses in connection with the preparation of this prospectus. The selling stockholders will bear all expenses associated with the sale of the shares of Common Stock. We will not receive any of the proceeds from the offering or sale of the selling stockholders’ shares of Common Stock.

The selling stockholders may offer their shares of our Common Stock directly or through pledgees, donees, transferees or other successors-in-interest in one or more of the following transactions:

•	On any stock exchange on which the shares of Common Stock may be listed at the time of sale;

•	In negotiated transactions;

•	In the over-the-counter market; and

•	In a combination of any of the above transactions.

The selling stockholders may offer their shares of Common Stock at any of the following prices:

•	Fixed prices that may be changed;

•	Market prices prevailing at the time of sale;

•	Prices related to such prevailing market prices; and

•	At negotiated prices.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We have advised the selling stockholders that the anti-manipulative rules of Regulation M under the Exchange Act may apply to sales in the market and have informed them of the possible need for delivery of copies of this prospectus.

Our Common Stock is listed on the Nasdaq Capital Market under the ticker symbol MARK.

The selling stockholders may effect such transactions by selling shares of Common Stock to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of Common

Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Any broker-dealer acquiring shares of Common Stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the Nasdaq Capital Market or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling stockholders and any broker-dealers that act in connection with the sale of the shares of Common Stock hereunder might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of Common Stock. The selling stockholders will pay any sales commissions or other seller’s compensation applicable to such transactions.

We have not registered or qualified offers and sales of shares of Common Stock under the laws of any country other than the United States. To comply with certain states’ securities laws, if applicable, the selling stockholders will offer and sell their shares of Common Stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling stockholders may not offer or sell shares of Common Stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder or otherwise.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the shares of Common Stock offered hereby have been passed upon for us by Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, New York, New York 10019.

EXPERTS

Cherry Bekaert LLP, our independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2017 and 2016, and for the years then ended, contained in our Annual Report on Form 10-K for the year ended December 31, 2017. These financial statements are incorporated by reference in this prospectus and elsewhere in this registration statement. Such financial statements are incorporated by reference in reliance on the reports given by such independent accounting firm upon its authority as an expert in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Remark, we have been advised that the SEC’s opinion is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INCORPORATION BY REFERENCE

The following documents we filed with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 2, 2018;

2.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed with the SEC on May 14, 2018;

3.	Our Current Reports on Form 8-K filed with the SEC on January 24, 2018, May 2, 2018, May 18, 2018, June 5, 2018 and July 3, 2018; and

4.
The description of our Common Stock contained in our Registration Statement on Form 8-A (Registration No. 001-33720) filed with the SEC on October 3, 2007, including any amendments or reports filed for the purpose of updating such description.

Additionally, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

Remark Holdings, Inc.
3960 Howard Hughes Parkway, Suite 900
Las Vegas, Nevada 89169
Attention: Chief Financial Officer
(702) 701-9514

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-8, including exhibits and schedules, under the Securities Act, with respect to the shares of our Common Stock to be sold pursuant to this prospectus. This prospectus does not contain all the information contained in the registration statement. For additional information with respect to Remark and the shares that may be sold pursuant to this prospectus, we refer you to the registration statement and the exhibits and schedules attached to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

We are also subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy and information statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public over the Internet at the SEC’s website at www.sec.gov. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also find documents we filed on our website at www.remarkholdings.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents we filed with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on April 2, 2018;

2.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed with the SEC on May 14, 2018;

3.	Our Current Reports on Form 8-K filed with the SEC on January 24, 2018, May 2, 2018, May 18, 2018, June 5, 2018 and July 3, 2018; and

4.
The description of our Common Stock contained in our Registration Statement on Form 8-A (Registration No. 001-33720) filed with the SEC on October 3, 2007, including any amendments or reports filed for the purpose of updating such description.

Additionally, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Each of our Certificate of Incorporation and Amended and Restated Bylaws, as amended (the “Bylaws”), also provides as follows:

(a)    The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)    To the extent that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections (a) and (b) above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under sections (a) and (b) above (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in sections (a) and (b) above. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders of the Company.

We have obtained liability insurance covering our directors and executive officers for claims asserted against them or incurred by them in such capacity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated Herein By Reference To
Exhibit Number	Description	Document	Filed On	Exhibit Number
3.1	Amended and Restated Certificate of Incorporation	8-K	12/30/14	3.1
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	01/12/16	3.1
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	06/08/16	3.1
3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	04/11/17	3.1
3.5	Certificate of Designation of Series A Junior Participating Preferred Stock of Remark Media, Inc. (n/k/a Remark Holdings, Inc.)	8-K	06/04/15	3.1
3.6	Amended and Restated Bylaws	8-K	02/13/15	3.1
4.1	Form of specimen certificate of common stock of Remark Holdings, Inc.	10-K	03/23/12	4.1
5.1	Opinion of Olshan Frome Wolosky LLP
10.1	2017 Incentive Plan	8-K	01/24/18	10.1
23.1	Consent of Cherry Bekaert LLP
23.2	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereto)

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on July 17, 2018.

REMARK HOLDINGS, INC.

By:	/s/ Kai-Shing Tao
Name:	Kai-Shing Tao
Title:	Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kai-Shing Tao as his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kai-Shing Tao
Kai-Shing Tao	Chief Executive Officer and Chairman (principal executive, financial and accounting officer)	July 17, 2018

/s/ Theodore P. Botts
Theodore P. Botts	Director	July 17, 2018

/s/ William Grounds
William Grounds	Director	July 17, 2018

/s/ Brett Ratner
Brett Ratner	Director	July 17, 2018

/s/ Daniel Stein
Daniel Stein	Director	July 17, 2018

EXHIBIT INDEX

		Incorporated Herein By Reference To
Exhibit Number	Description	Document	Filed On	Exhibit Number
3.1	Amended and Restated Certificate of Incorporation	8-K	12/30/14	3.1
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	01/12/16	3.1
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	06/08/16	3.1
3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	04/11/17	3.1
3.5	Certificate of Designation of Series A Junior Participating Preferred Stock of Remark Media, Inc. (n/k/a Remark Holdings, Inc.)	8-K	06/04/15	3.1
3.6	Amended and Restated Bylaws	8-K	02/13/15	3.1
4.1	Form of specimen certificate of common stock of Remark Holdings, Inc.	10-K	03/23/12	4.1
5.1	Opinion of Olshan Frome Wolosky LLP
10.1	2017 Incentive Plan	8-K	01/24/18	10.1
23.1	Consent of Cherry Bekaert LLP
23.2	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereto)